Exhibit 99.1

BIOLASE REPORTS 2017 FOURTH QUARTER AND FULL-YEAR RESULTS

IRVINE, CA (March 14, 2018) - BIOLASE, Inc. (NASDAQ:BIOL), the global leader in dental lasers, today reported its financial results for its fourth quarter and year ended December 31, 2017.

Net revenue was $46.9 million in 2017, a decrease of 9% from the prior year; however, despite the decrease, the Company made substantial progress on several key fronts in 2017. It continued its strategy of increasing its focus on obtaining new customers, which resulted in new customers in direct markets buying approximately 80% of the all-tissue laser systems sold during the 2017 fourth quarter.

Driven by increased market acceptance and sales of its new Waterlase Express™ system and while continuing to restructure its sales organization, BIOLASE also produced solid increases in the number of placements of Waterlase® all-tissue lasers in the fourth quarter of 2017 compared to the fourth quarter of 2016 and the third quarter of 2017.

2017 Fourth Quarter Highlights include:

•	Worldwide revenue of $12.6 million during the fourth quarter of 2017 decreased $1.2 million, or 8%, from the fourth quarter of 2016
o	Total Waterlase placements increased by 18% over the fourth quarter of 2016
•	Worldwide revenue of $12.6 million during the fourth quarter of 2017 increased $1.8 million, or 17%, over the third quarter of 2017
o	Placements of our newest product, Waterlase Express™ increased by 33% over the third quarter of 2017
o	Total Waterlase placements increased by 32% over the third quarter of 2017
•	Total operating expenses decreased by $1.2 million, or 12%, over the fourth quarter of 2016
•	Bolstered efforts in Southern California to significantly enhance the region's oral health and dental care by increasing awareness and education in laser dentistry
•	Continued restructuring of sales team with the appointment of a new sales leader and with enhanced training and development for field-based sales leaders that included a focus on change management
•	Completed a rights offering to existing stockholders, with net proceeds of $11.4 million
•	Subsequent to December 31, 2017, executed a $6 million credit facility to support the Company’s strategic goals of returning BIOLASE to a successful growing, profitable company

President and CEO Harold C. Flynn, Jr. said, “While we are encouraged by our Waterlase growth sequentially, with an increase of 32% in units sold during the fourth quarter of 2017 compared to the third quarter of 2017, we were disappointed with our sales trajectory and have accelerated the pace of change to our sales force. We continued to improve our sales teams both in the U.S. and internationally and expect to see the benefits of these changes resulting in higher revenue during 2018.”

As previously announced, the Company is bolstering its efforts in Southern California to significantly enhance the region’s oral health and dental care by increasing awareness and education in laser dentistry. The Company is adding local specialists to its staff to offer dentists more support in maximizing the use of their lasers. In addition, the Company plans to offer more educational courses, informational events and community activities to help ensure that dentists and their patients are provided with the latest information in laser dentistry. BIOLASE has also developed a local advisory board of dentistry veterans whose collective expertise should serve as an excellent resource that will help propel Southern California forward.

“We are proud of our developments and contributions to paving the path for minimally invasive and pain free dentistry over the last 30 years and look forward to continuing our support of dentists around the world, starting with those in our backyard, where nearly 10% of the dental practices in the United States are located,” said Flynn. “Prioritizing our local community is important to our legacy and our mission as a company. As we continue to build

BIOLASE Reports 2017 Fourth Quarter and Full-Year Results

out an enhanced program that delivers essential resources and access to best-in-class products, support and services in Southern California, we will expand our efforts and export our best practices to other locales as well.”

2017 Fourth Quarter and Full-Year Financial Results

Net Revenue. Net revenue for the quarter was $12.6 million, compared to net revenue of $13.8 million for the fourth quarter of 2016. The quarter-over-quarter decrease of 8% was primarily driven by decreases in domestic laser systems revenue and domestic imaging revenue, partially offset by increased international laser systems revenue, international imaging revenue, worldwide consumables and other revenue and services revenue. The net revenue for the fourth quarter of 2017 represented a $1.8 million, or 17%, increase over net revenue for the third quarter of 2017.

Net revenue for the year ended December 31, 2017 was $46.9 million, a 9% decrease when compared to net revenue of $51.8 million for the year ended December 31, 2016.

Gross Profit. Gross profit as a percentage of revenue for the fourth quarter of 2017 was 29%, compared to 39% in the fourth quarter of 2016. Gross profit as a percentage of revenue for the year ended December 31, 2017 was 32%, as compared to 39% for the year ended December 31, 2016.

The declines in gross profit as a percentage of revenue for the fourth quarter and the full year of 2017, compared to the comparable periods from last year, was mainly attributable to promotional introductory pricing of Waterlase Express, unabsorbed fixed costs due to lower revenue, and an increase in imaging revenue, which has lower product distribution margins than laser systems revenue. Gross profit typically fluctuates with product and regional mix, selling prices, product costs and revenue levels.

Operating Expenses. Total operating expenses for the fourth quarter of 2017 were $8.3 million, compared to $9.5 million for the fourth quarter of 2016.  Sales and marketing expenses decreased $0.5 million, primarily due to decreased sales commission expense and convention related expenses. General and administrative expenses decreased by $0.3 million, primarily due to decreased patent and legal expenses. Engineering and development expenses decreased by $0.9 million, primarily due to payroll-related, consulting and temporary labor expenses and supplies expense. During the fourth quarter of 2017, the Company recognized a non-cash, pre-tax charge related to the disposal of internally developed software of $0.5 million, primarily due to the decision to cancel future deployments of SAP.

Total operating expenses for the year ended December 31, 2017 were $33.2 million, compared to $35.3 million for the year ended December 31, 2016.

Net Loss and Net Loss Per Share Attributable to Common Stockholders. Net loss and net loss per share attributable to common stockholders for the fourth quarter of 2017 was $3.8 million, or a $0.05 loss per share, compared to a net loss and net loss per share attributable to common stockholders of $4.4 million, or a $0.07 loss per share, for the fourth quarter of 2016. The $0.6 million decrease in net loss in this year’s fourth quarter was primarily attributable to a $1.2 million reduction in operating expenses, a $0.5 million increase in non-operating income, net, and an increase in income tax benefit of $0.7 million, partially offset by a reduction of $1.8 million in gross profit.

Net loss for the year ended December 31, 2017 was $16.9 million, or a $0.23 loss per share, compared to a net loss of $15.4 million, or a $0.25 loss per share, for the year ended December 31, 2016.  Net loss attributable to common stockholders for the year ended December 31, 2017, which included a deemed dividend on convertible preferred stock of $4.0 million, was $20.8 million, or a $0.28 loss per share, compared to a net loss attributable to common stockholders of $17.6 million, or a $0.29 loss per share, for the year ended December 31, 2016, which included a deemed dividend on convertible preferred stock of $2.2 million.

The “Reconciliation of GAAP Net Loss to Non-GAAP Net Loss” table at the end of this news release provides the details of the Company’s non-GAAP disclosures and the reconciliation of GAAP net loss and net loss per share to the Company’s non-GAAP net loss and net loss per share.

The non-GAAP net loss for the fourth quarter of 2017 totaled $3.1 million, or a loss of $0.04 per share, compared with a non-GAAP net loss of $3.5 million, or a loss of $0.05 per share, during the fourth quarter of 2016. The non-GAAP

BIOLASE Reports 2017 Fourth Quarter and Full-Year Results

net loss for the year ended December 31, 2017 totaled $13.6 million, or a loss of $0.18 per share, compared with a non-GAAP net loss of $11.2 million, or a loss of $0.19 per share, for the year ended December 31, 2016.

Liquidity and Capital Resources

As of December 31, 2017, BIOLASE had approximately $22.7 million in working capital.  Cash and restricted cash equivalents at the end of 2017 were $11.9 million, as compared to $9.2 million on December 31, 2016 and $4.7 million as of September 30, 2017.  Net accounts receivable totaled $10.1 million at December 31, 2017, as compared to $9.8 million at December 31, 2016.

Senior Vice President and CFO John R. Beaver said, “We were very pleased the Company was to close both the $11.4 million (net) rights offering in the fourth quarter along with a $6 million working capital facility in the first quarter of 2018. We are very appreciative of the support and confidence of both our investors and lenders as we continue the transformation of the Company.  With our current liquidity, coupled with our borrowing capacity under our new line of credit, we believe we are well positioned to fund the Company’s future growth as we progress on the path to achieve positive operating cash flow.”

Conference Call
As previously announced, BIOLASE will host a conference call today at 4:30 p.m. Eastern Time to discuss its operating results for the fourth quarter and year ended December 31, 2017, and to answer questions. To listen to the conference call live via telephone, dial 1-877-407-4019 from the U.S. or, for international callers, dial 1-201-689-8337, approximately 10 minutes before the start time. To listen to the conference call live via the Internet, visit the Investors section of the BIOLASE website at www.biolase.com.

About BIOLASE, Inc.

BIOLASE, Inc. is a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine and also markets, sells, and distributes dental imaging equipment, including three-dimensional CAD/CAM intra-oral scanners and digital dentistry software. BIOLASE’s products advance the practice of dentistry and medicine for patients and healthcare professionals. BIOLASE’s proprietary laser products incorporate approximately 220 patented and 95 patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times.  BIOLASE’s innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients.  BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment.  BIOLASE has sold over 36,200 laser systems to date in over 90 countries around the world.  Laser products under development address BIOLASE’s core dental market and other adjacent medical and consumer markets.

For updates and information on Waterlase iPlus®, Waterlase Express™, and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, LinkedIn at www.linkedin.com/company/biolase, Instagram at www.instagram.com/biolaseinc, and YouTube at www.youtube.com/biolasevideos.

BIOLASE®, Waterlase® and Waterlase iPlus® are registered trademarks of BIOLASE, Inc.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements regarding the performance of BIOLASE’s sales teams, efforts to provide educational information to dentists and their patients, BIOLASE’s local advisory board, leveraging BIOLASE’s experience in Southern California to expand outside Southern California and BIOLASE’s ability to fund future growth. Forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors.  These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product

BIOLASE Reports 2017 Fourth Quarter and Full-Year Results

offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that are described, from time-to-time, in the “Risk Factors” section of BIOLASE’s annual and quarterly reports filed with the Securities and Exchange Commission. Except as required by law, BIOLASE does not undertake any responsibility to revise or update any forward-looking statements.

For further information, please contact:

BIOLASE, Inc.

John R. Beaver

Senior Vice President and Chief Financial Officer

jbeaver@biolase.com

888-424-6527

DresnerAllenCaron

Rene Caron (Investors)

rcaron@dresnerallencaron.com

949-474-4300 (office)

949-813-6945 (mobile)

Len Hall (Financial Media)

lhall@dresnerallencaron.com

949-474-4300 (office)

949-280-0413 (mobile)

BIOLASE Reports 2017 Fourth Quarter and Full-Year Results

BIOLASE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(unaudited)		(audited)
	2017	2016	2017	2016
Products and services revenue	$12,602	$13,728	$46,798	$51,661
License fees and royalty revenue	32	33	128	149
Net revenue	12,634	13,761	46,926	51,810
Cost of revenue	9,020	8,358	31,800	31,502
Gross profit	3,614	5,403	15,126	20,308
Operating expenses:
Sales and marketing	4,000	4,466	16,718	17,018
General and administrative	2,441	2,753	9,712	10,453
Engineering and development	1,389	2,298	6,229	7,799
Disposal of internally developed software	505	—	505	—
Total operating expenses	8,335	9,517	33,164	35,270
Loss from operations	(4,721)	(4,114)	(18,038)	(14,962)
Gain (loss) on foreign currency transactions	173	(301)	563	(332)
Interest income, net	13	22	42	74
Non-operating income (loss), net	186	(279)	605	(258)
Loss before income tax provision	(4,535)	(4,393)	(17,433)	(15,220)
Income tax (benefit) provision	(693)	34	(582)	151
Net loss	$(3,842)	$(4,427)	$(16,851)	$(15,371)
Deemed dividend on convertible preferred stock	—	—	(3,978)	(2,184)
Net loss attributable to common stockholders	$(3,842)	$(4,427)	$(20,829)	$(17,555)

Net loss attributable to common stockholders per share:
Basic	$(0.05)	$(0.07)	$(0.28)	$(0.29)
Diluted	$(0.05)	$(0.07)	$(0.28)	$(0.29)
Shares used in the calculation of net loss per share:
Basic	83,462	67,566	73,759	60,664
Diluted	83,462	67,566	73,759	60,664

BIOLASE Reports 2017 Fourth Quarter and Full-Year Results

BIOLASE, INC.
CONSOLIDATED BALANCE SHEETS
(audited, in thousands except per share data)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$11,645	$8,924
Restricted cash equivalent	251	251
Accounts receivable, less allowance of $802 in 2017 and $1,209 in 2016	10,124	9,784
Inventory, net	12,298	13,523
Prepaid expenses and other current assets	1,732	1,505
Total current assets	36,050	33,987
Property, plant and equipment, net	3,674	4,478
Goodwill	2,926	2,926
Other assets	334	550
Total assets	$42,984	$41,941

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,109	$9,125
Accrued liabilities	5,609	5,778
Customer deposits	27	101
Deferred revenue, current portion	2,625	3,010
Total current liabilities	13,370	18,014
Deferred income taxes, net	104	798
Deferred revenue, long-term	11	23
Warranty accrual, long-term	70	773
Other liabilities, long-term	169	268
Total liabilities	13,724	19,876
Stockholders’ equity:
Preferred stock, par value $0.001 per share	—	—
Common stock, par value $0.001 per share	102	68
Additional paid-in capital	224,910	201,198
Accumulated other comprehensive loss	(576)	(876)
Accumulated deficit	(195,176)	(178,325)
Total stockholders’ equity	29,260	22,065
Total liabilities and stockholders’ equity	$42,984	$41,941

BIOLASE Reports 2017 Fourth Quarter and Full-Year Results

BIOLASE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(audited, in thousands)

	Year Ended December 31,
	2017	2016
Cash Flows from Operating Activities:
Net loss	$(16,851)	$(15,371)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	1,203	1,048
Loss (gain) on disposal of assets, net	505	(2)
Provision (recovery) for bad debts, net	40	(118)
Provision for inventory excess and obsolescence	623	272
Stock-based compensation	2,207	3,065
Deferred income taxes	(694)	60
Earned interest income, net	(42)	(70)
Changes in operating assets and liabilities:
Restricted cash	—	(51)
Accounts receivable	(337)	(644)
Inventory	419	(1,989)
Prepaid expenses and other current assets	(11)	79
Customer deposits	(74)	16
Accounts payable and accrued liabilities	(5,003)	3,322
Deferred revenue	(397)	(264)
Net cash and cash equivalents used in operating activities	(18,412)	(10,647)
Cash Flows from Investing Activities:
Purchases of property, plant, and equipment	(747)	(1,414)
Net cash and cash equivalents used in investing activities	(747)	(1,414)
Cash Flows from Financing Activities:
Principal payments under capital lease obligation	(146)	(171)
Proceeds from equity offering, net of expenses	21,761	9,520
Proceeds from exercise of stock options and warrants	3	1
Net cash and cash equivalents provided by financing activities	21,618	9,350
Effect of exchange rate changes	262	(64)
Increase (decrease) in cash and cash equivalents	2,721	(2,775)
Cash and cash equivalents, beginning of period	8,924	11,699
Cash and cash equivalents, end of period	$11,645	$8,924
Supplemental cash flow disclosure - Cash Paid:
Interest paid	$1	$4
Income taxes paid	$164	$76
Supplemental cash flow disclosure - Non-cash:
Accrued capital expenditures and tenant improvement allowance	$102	$251

BIOLASE Reports 2017 Fourth Quarter and Full-Year Results

Non-GAAP Disclosure

In addition to the financial information prepared in conformity with generally accepted accounting principles in the United States (“GAAP”), this press release includes certain historical non-GAAP financial information.  Management believes that these non-GAAP financial measures assist investors in making comparisons of period-to-period operating results and that, in some respects, these non-GAAP financial measures are more indicative of the Company’s ongoing core operating performance than their GAAP equivalents.

Non-GAAP net loss is defined as net loss before interest, taxes, depreciation and amortization, and stock-based compensation.  Management uses non-GAAP net loss in its evaluation of the Company’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the Company may be different from similarly named non-GAAP financial measures used by other companies.

BIOLASE, INC.
Reconciliation of GAAP Net Loss to Non-GAAP Net Loss
(unaudited, in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
GAAP net loss attributable to common stockholders	$(3,842)	$(4,427)	$(20,829)	$(17,555)
Deemed dividend on convertible preferred stock	—	—	3,978	2,184
GAAP net loss	$(3,842)	$(4,427)	$(16,851)	$(15,371)
Adjustments:
Interest income, net	(13)	(22)	(42)	(74)
Income tax (benefit) provision	(693)	34	(582)	151
Depreciation and amortization expense	316	272	1,203	1,048
Disposal of internally developed software	505	—	505	—
Stock-based compensation	603	597	2,207	3,065
Non-GAAP net loss	$(3,124)	$(3,546)	$(13,560)	$(11,181)

GAAP net loss attributable to common stockholders per share, basic and diluted	$(0.05)	$(0.07)	$(0.28)	$(0.29)
Deemed dividend on convertible preferred stock	—	—	0.05	0.04
GAAP net loss per share, basic and diluted	$(0.05)	$(0.07)	$(0.23)	$(0.25)
Adjustments:
Interest income, net	—	—	—	—
Income tax (benefit) provision	(0.01)	—	(0.01)	—
Depreciation and amortization expense	—	0.01	0.02	0.01
Disposal of internally developed software	0.01	—	0.01	—
Stock-based compensation	0.01	0.01	0.03	0.05
Non-GAAP net loss per share, basic and diluted	$(0.04)	$(0.05)	$(0.18)	$(0.19)